Audiovox Corporation Reports Fiscal 2009 Fourth Quarter and Year-End Results

HAUPPAUGE, N.Y., May 14, 2009 /PRNewswire-FirstCall via COMTEX/ -- Audiovox Corporation (Nasdaq: VOXX). Audiovox Corporation today announced results for its fiscal 2009 fourth quarter and year-ended February 28, 2009.

Fiscal Year Comparisons

Net sales for the 2009 fiscal year ended February 28, 2009 were $603.1 million, an increase of approximately $11.7 million or 2.0%, as compared to net sales of $591.4 million reported for the 2008 fiscal year ended February 29, 2008.

Electronics sales, which include both mobile and consumer electronics were $449.4 million in fiscal 2009, an increase of 2.8% as compared to $437.0 million reported in fiscal 2008. This increase was primarily related to higher sales of consumer electronics products, particularly new product categories under the RCA brand, increases in the Company's OEM business and, in its International operations in Venezuela and Mexico as compared to the prior year. Offsetting this increase, were lower sales of mobile electronics products as result of the global economic downturn, lower car sales and the financial difficulties of the automakers, which intensified in the fiscal fourth quarter of 2009. As a percentage of net sales, Electronics represented 74.5% of sales in fiscal 2009 as compared to 73.9% in the comparable fiscal year period.

Accessories sales for the 2009 fiscal year ended February 28, 2009 were $153.7 million, a decrease of 0.4% as compared to $154.3 million reported in the comparable fiscal year period. The small decline in Accessories sales is primarily related to the overall economic environment. As a percentage of net sales, Accessories represented 25.5% and 26.1% of net sales for the periods ended February 28, 2009 and February 29, 2008, respectively.

Gross margins for the fiscal year ended February 28, 2009 were 16.6% compared to 18.8% in the prior fiscal year. Gross profit and gross profit margins were positively impacted by price increases instituted in the second half of fiscal 2009 to offset higher transportation and distribution costs, as well as higher gross margins in certain consumer electronics lines. However, these increases were negatively impacted by a mark down of $2.9 million related to the exit of the portable navigation category, and $3.9 million in charges related to customer bankruptcies.

On a pro forma basis, excluding the $2.9 million mark down for the exit of the navigation business and the bankruptcy related charges of $3.9 million, gross profit and gross profit margin would have been $107.1 million and 17.8%, respectively.

The Company reported operating expenses of $153.7 million for the fiscal year ended February 28, 2009, an increase of $46.8 million, compared to $106.9 million reported in the comparable fiscal year period. The increase in operating expense is principally due to an impairment charge on goodwill and intangibles of $38.8 million. Overhead net of this charge increased by $8.0 million and of this increase, $4.0 million is related to non-standard charges such as IP settlement, other legal fees, increased allowance for doubtful accounts due to bankruptcy provisions and expenses related to an overhead reduction program. The other $4.0 million increase in overhead was principally related to the Thomson A/V and Technuity acquisitions. These increases were partially offset by declines in selling expenses including salaries, commissions and reductions in officer salaries. The Company implemented expense and workforce reduction plans to decrease total operating expenses, the complete effect of which will be felt in fiscal 2010.

Net loss for fiscal 2009 was $71.0 million which included a $15.0 operating loss, $38.8 million in goodwill and intangible impairment charges, $15.0 million in deferred tax valuation and $2.2 in other expenses.

The Company reported a net loss of $71.0 million or a loss per diluted share of $3.11 compared to net income of $8.5 million or net income per diluted share of $0.37 in the fiscal year ended February 29, 2008.

Included in fiscal year 2008 was a gain of $1.7 million related to a derivative legal settlement and which is accounted for in discontinued operations.

On a pro forma basis, excluding the impact of the non-standard charges, the Company would have recorded a loss for the year of $4.5 million or a loss of $0.20 per diluted share.

Patrick Lavelle, President and CEO stated, "For the first nine months of our fiscal year, we operated our business at a near break-even level, despite pressures on sales and margins as well as increased expenses driven by rising energy costs and a deteriorating marketplace. Those pressures intensified during our fourth quarter as our channel partners experienced a slow-down in sell through at retail that resulted in post holiday inventory overhang. This in turn, pushed back the timing of certain, new promotions. In addition, the auto sector, which had been weak all year, slowed even further amidst fears of potential bankruptcies."

Lavelle continued, "I am not pleased with the operating loss we posted and the ensuing impairment charges that loss triggered. However, most of the difficulties we faced this year were driven by forces beyond our control, in particular the bankruptcies of key vendors and customers, rising oil prices that drove up transportation and manufacturing costs, and the near collapse of the automotive industry that has resulted in the bankruptcy of Chrysler and the potential bankruptcy of GM."

Lavelle concluded, "Throughout the year, we took steps to combat the ever shifting economic situation; knowing that those adjustments to our business model would not only help us weather the storm but also, help us emerge stronger and better positioned to take advantage of the market as it recovers. We continue to develop new products, rationalizing our portfolio behind the key brands of Audiovox, RCA, Jensen, Energizer and Acoustic Research. Our products are placed in more retail outlets than ever before. We have put in place expense cuts and workforce reductions that have reduced 2010 operating expenses by over $23 million. We remain nearly debt free and have almost $70 million in cash to fund operations, pursue acquisitions and partnerships and grow this company profitably in the years ahead."

Fiscal Fourth Quarter Comparisons

Total net sales for the fourth quarter ended February 28, 2009 were $115.7 million, a decrease of 11.9% as compared to $131.3 million in the fourth quarter ended February 29, 2008.

Accessory sales, which represented 37.7% of net sales for the three months ended February 28, 2009, were $43.6 million compared to $35.5 million or 27.0% of net sales in the prior year period, an increase of $8.1 million or 22.9%. The sales increase was primarily due to higher antenna sales in preparation for the digital TV switch as well as the addition of several new retail partners that resulted in new sales.

Gross margins decreased from 18.8% in the fiscal fourth quarter ended February 29, 2008 to 11.9% in the comparable fiscal period in 2009. Gross profit and gross profit margins were impacted by $2.4 million in related provisions as a result of customer bankruptcies, increased defective and warranty charges and an additional charge as a result of the slow holiday sales season.

Operating expenses were $66.9 million for the three months ended February 28, 2009, compared to $28.2 million for the three months ended February 29, 2008. Included in the fiscal fourth quarter were non-standard charges of $38.8 million in impairment charges and $2.2 million in legal fees and allowances for bankruptcies. During the fiscal fourth quarter operating expenses declined in salaries and general administrative expenses.

The Company reported a loss from continuing operations of $53.2 million for the three months ended February 28, 2009 compared to a loss from continuing operations of $1.8 million in the comparable year-ago period. Net loss for the 2009 fiscal fourth quarter was $70.0 million or a loss per diluted share of $3.06 compared to a net loss of $2.2 million or a loss per diluted share of $0.08 for the three months ended February 29, 2008.

On a pro forma basis, excluding the impact of the non standard charges, the company would have recorded a loss for the fiscal 2009 fourth quarter $8.0 million or a loss per diluted share of $0.35.

Conference Call Information

The Company will be hosting its conference call on Friday, May 15, 2009 at 10:00 a.m. EDT. Interested parties can participate by visiting www.audiovox.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 800-798-2801; international number: 617-614-6205; pass code: 39306309). For those who will be unable to participate, a replay will be available approximately one hour after the call has been completed and will last for one week thereafter (replay number: 888-286-8010; international replay number: 617-801-6888; pass code: 44811104).

About Audiovox

Audiovox (Nasdaq: VOXX) is a recognized leader in the marketing of automotive entertainment, vehicle security and remote start systems, consumer electronics products and consumer electronics accessories. The company is number one in mobile video and places in the top ten of almost every category that it sells. Among the lines marketed by Audiovox are its mobile electronics products including mobile video systems, auto sound systems including satellite radio, vehicle security and remote start systems; consumer electronics products such as MP3 players, digital camcorders, DVRs, clock radios, portable DVD players, extended range two-way radios, multimedia products like digital picture frames and home and portable stereos; consumer electronics accessories such as indoor/outdoor antennas, connectivity products, headphones, speakers, wireless solutions, remote controls, power & surge protectors and media cleaning & storage devices; Energizer-branded products for rechargeable batteries and battery packs for camcorders, cordless phones, digital cameras and DVD players, as well as for power supply systems, automatic voltage regulators and surge protectors. The company markets its products through an extensive distribution network that includes power retailers, 12-volt specialists, mass merchandisers and an OE sales group. The company markets products under the Audiovox, RCA, Jensen, Acoustic Research, Energizer, Advent, Code Alarm, TERK, Prestige and SURFACE brands. For additional information, visit our Web site at www.audiovox.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the wireless business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2009.

Contact: Glenn Wiener, GW Communications
Tel: 212-786-6011 / Email: gwiener@GWCco.com

Tables Attached -

Audiovox Corporation and Subsidiaries
Consolidated Balance Sheets
February 28, 2009 and February 29, 2008
(In thousands, except share data)

	February 28,	February 29,
	2009	2008
Assets

Current assets:
Cash and cash equivalents	$69,504	$39,341
Accounts receivable, net	104,896	112,688
Inventory	125,301	155,748
Receivables from vendors	12,195	29,358
Prepaid expenses and other current assets	17,973	13,780
Deferred income taxes	354	7,135
Total current assets	330,223	358,050

Investment securities	7,744	15,033
Equity investments	13,118	13,222
Property, plant and equipment, net	19,903	21,550
Goodwill	-	23,427
Intangible assets	88,524	101,008
Deferred income taxes	221	-
Other assets	1,563	746
Total assets	$461,296	$533,036

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$41,796	$24,433
Accrued expenses and other current liabilities	32,575	38,575
Income taxes payable	2,665	5,335
Accrued sales incentives	7,917	10,768
Deferred income taxes	1,459	-
Bank obligations	1,467	3,070
Current portion of long-term debt	1,264	82
Total current liabilities	89,143	82,263

Long-term debt	5,896	1,621
Capital lease obligation	5,531	5,607
Deferred compensation	2,559	4,406
Other tax liabilities	2,572	4,566
Deferred tax liabilities	4,657	6,057
Other long term liabilities (see Note 3)	10,436	5,003
Total liabilities	120,794	109,523

Commitments and contingencies

Stockholders' equity:
Series preferred stock, $.01 par value; 1,500,000 shares authorized, no shares issued or outstanding	-	-
Common stock:
Class A, $.01 par value; 60,000,000 shares authorized, 22,424,212 and 22,414,212 shares issued, 20,604,460 and 20,593,660 shares outstanding at February 28, 2009 and February 29 2008, respectively	224	224
Class B convertible, $.01 par value; 10,000,000 shares authorized, 2,260,954 shares issued and outstanding	22	22
Paid-in capital	274,464	274,282
Retained earnings	91,513	162,542
Accumulated other comprehensive (loss) income	(7,325)	4,847
Treasury stock, at cost, 1,819,752 and 1,820,552 shares of Class A common stock at February 28, 2009 and February 29, 2008, respectively	(18,396)	(18,404)
Total stockholders' equity	340,502	423,513
Total liabilities and stockholders' equity	$461,296	$533,036

Audiovox Corporation and Subsidiaries
Consolidated Statements of Operations
Quarter and Year Ended February 28, 2009 and February 29, 2008
(In thousands, except share and per share data)

	Three	Three
	Months	Months	Year	Year
	Ended	Ended	Ended	Ended
	February 28,	February 29,	February 28,	February 29,
	2009	2008	2009	2008

Net sales	$115,666	$131,269	$603,099	$591,355
Cost of sales	101,931	106,595	502,831	480,027
Gross profit	13,735	24,674	100,268	111,328

Operating expenses:
Selling	6,907	9,168	33,505	35,703
General and administrative	18,866	16,067	70,870	61,220
Goodwill and intangible asset impairment	38,814	-	38,814	-
Engineering and technical support	2,303	2,973	10,522	9,983
Total operating expenses	66,890	28,208	153,711	106,906

Operating (loss) income	(53,155)	(3,534)	(53,443)	4,422

Other income (expense):
Interest and bank charges	(379)	(40)	(1,817)	(2,127)
Equity in income of equity investee	50	663	975	3,590
Other, net	(2,044)	1,265	(1,669)	4,709
Total other income (expenses), net	(2,373)	1,888	(2,511)	6,172

(Loss) income from continuing operations before income taxes	(55,528)	(1,646)	(55,954)	10,594
Income tax benefit (expense)	(14,493)	(139)	(15,075)	(3,848)
Net (loss) income from continuing operations	(70,021)	(1,785)	(71,029)	6,746
Net (loss) income from discontinued operations, net of tax (see Note 2)	-	(392)	0	1,719
Net (loss) income	$(70,021)	$(2,177)	$(71,029)	$8,465

Net income (loss) per common share (basic):
From continuing operations	$(3.06)	$(0.08)	$(3.11)	$0.29
From discontinued operations	-	(0.02)	-	0.08
Net income (loss) per common share (basic)	$(3.06)	$(0.10)	$(3.11)	$0.37

Net income (loss) per common share (diluted):
From continuing operations	$(3.06)	$(0.08)	$(3.11)	$0.29
From discontinued operations	-	(0.02)	-	0.08
Net income (loss) per common share (diluted)	$(3.06)	$(0.10)	$(3.11)	$0.37

Weighted-average common shares outstanding (basic)	22,865,405	22,854,614	22,860,402	22,853,482
Weighted-average common shares outstanding (diluted)	22,863,670	22,863,670	22,860,402	22,876,162

This earnings release includes information presented on a pro forma basis. These pro forma financial measures are considered "non-GAAP" financial measures within the meaning of the Securities and Exchange Commission Regulation G. The Company believes that this presentation of pro forma results provide useful information to both management and investors by excluding specific items that the Company believes are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States. The reconciliation set forth below is provided in accordance with Regulation G and reconciles the pro forma financial measure with the most directly comparable GAAP based financial measure.

Audiovox Corporation and Subsidiaries
Reconciliation of GAAP Net (loss) income from continuing operations for the three months and year to date Period Ended February 28, 2009 to the Pro Forma net (loss) income
(In thousands, except share and per share data)
(unaudited)

	Three
	Months	Year
	Ended	Ended
	February 28,	February 28,
	2009	2009

GAAP net (loss) income from continuing operations	$(70,021)	$(71,030)
Non-recurring Adjustments:
Goodwill & Intangible Asset Impairment	38,814	38,814
Bankruptcy costs of customers & vendors	6,474	6,474
Increased professional fees due to IP settlements and other legal charges	2,250	2,250
Discontinued Portable Navigation	-	2,900
Severance & Overhead reduction program	-	1,000
Deferred tax valuation	14,493	15,075
Non-recurring adjustments	62,031	66,513

Pro forma net (loss) income from continuing operations	(7,990)	(4,516)

GAAP net (loss) income per common share, diluted	$(3.06)	$(3.11)
Pro forma net (loss) income per common share, diluted	$(0.35)	$(0.20)

GAAP Weighted-average common shares outstanding, diluted	22,865,405	22,860,402
Pro forma Weighted-average common shares outstanding, diluted	22,865,405	22,860,402